Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

AND BUSINESS HIGHLIGHTS

— CAPACITY shows potential for pirfenidone role in treatment of patients with IPF —

— Ground-breaking data from INFORM-1study; first all-oral combination in HCV—

— Strong data from 14-day triple combination study of ITMN-191 in HCV—

BRISBANE, Calif., April 30, 2009, — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the first quarter ended March 31, 2009. InterMune reported a net loss for the first quarter of 2009 of $42.0 million, or $1.03 per share, compared with a net loss of $29.1 million, or $0.75 per share, in the first quarter of 2008.

Dan Welch, Chairman, President and Chief Executive Officer of InterMune, said, “The first months of 2009 were an exceptionally productive period for InterMune. We began the year by reporting strong data from our triple combination study of ITMN-191 (R7227) in hepatitis C virus (HCV) patients and shortly thereafter reported results from our Phase 3 CAPACITY program of pirfenidone in idiopathic pulmonary fibrosis (IPF). In April, we reported with Roche and Pharmasset exciting new data from INFORM-1, the first-ever combination of a nucleoside polymerase inhibitor and protease inhibitor in the absence of interferon in patients infected with HCV. We also recently strengthened our balance sheet by raising $63 million in cash and by exchanging $32 million in convertible debt for shares of our common stock. The remainder of 2009 is expected to be as productive for pirfenidone and ITMN-191 and we look forward to sharing those results as they develop.”

InterMune reported total revenue in the first quarter of 2009 of $6.9 million, compared with total revenue of $9.3 million in the first quarter of 2008. Total revenue in the first quarter of 2009 primarily consisted of Actimmune® (interferon gamma-1b) revenue of $6.0 million, compared with $8.5 million in the same quarter of 2008, a decrease of approximately 29%, reflecting lower off-label physician prescriptions of Actimmune for the treatment of IPF, which InterMune does not promote.

Research and development (R&D) expenses in the first quarter of 2009 were $24.4 million compared with $27.2 million in the first quarter of 2008, a decrease of approximately 10%, reflecting completion of the CAPACITY clinical trials in late 2008. General and administrative (G&A) expenses were $8.5 million in the first quarter of 2009, compared with $7.5 million in the same period a year earlier, an increase of approximately 13%, attributed to legal fees associated with a Department of Justice (DOJ) action against a former InterMune executive covered by an indemnification agreement and costs related to preparation for the anticipated commercialization of pirfenidone.

InterMune additionally reported that first quarter 2009 expenses included a milestone payment of $13.5 million for pirfenidone that was expensed as Acquired Research and Development Milestone. The milestone payment was made in accordance with the pirfenidone purchase agreement and InterMune’s decision to submit NDA and MAA filings for pirfenidone.

InterMune also reported expenses of $0.6 million recorded as Restructuring Charges related to a reduction in force in February 2009.

As of March 31, 2009, InterMune had cash, cash equivalents and available-for-sale securities of approximately $175.2 million, compared with $154.7 million at December 31, 2008. The March 31, 2009 balance includes net proceeds of approximately $63.4 million from a follow-on public offering of 4,025,000 shares of common stock completed on February 19, 2009. InterMune made an accelerated payment in the quarter to the DOJ of $4.4 million related to the company’s recent financing event. The March 31, 2009 balance also includes approximately $6.0 million received in the first quarter of 2009 from the acquisition by The Medicines Company of InterMune’s approximately 3.0 million shares of Targanta Therapeutics Corporation.

On January 1, 2009, the company adopted Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1) and recorded additional interest expense for the first quarter of 2009 of $1.5 million. FSP APB 14-1 requires retrospective application upon adoption; therefore, net loss attributable to InterMune for the first quarter of 2008 has been adjusted from that which was previously reported to reflect additional interest expense of $2.8 million.

First Quarter and Recent Business Highlights

Pirfenidone:

•

On February 3, 2009, InterMune reported results from its Phase 3 CAPACITY program for pirfenidone in IPF, which consisted of two, multinational, randomized, double-blind, placebo-controlled trials named CAPACITY 1 and CAPACITY 2.

•

The primary endpoint of change in percent predicted Forced Vital Capacity (FVC) at Week 72 was met with statistical significance in CAPACITY 2 (p=0.001), as were the secondary endpoints of categorical change in FVC (p=0.001) and Progression-Free Survival (p=0.023).

•

The primary endpoint was not met in CAPACITY 1 (p=0.501), but supportive evidence of a pirfenidone treatment effect was observed on a number of measures and at several time points during the study. In CAPACITY 1, there was evidence of a pirfenidone treatment effect on the pre-specified secondary endpoint of Six-Minute Walk Test distance (p = 0.001) when compared to placebo.

•

Pirfenidone was safe and generally well tolerated in both CAPACITY studies. There was no difference between pirfenidone and placebo in the percentage of patients that experienced a serious adverse event (SAE) and the pattern of adverse events (AEs) was, in general, comparable to that observed in previous clinical studies of pirfenidone.

•	InterMune is preparing an NDA for submission to the FDA in the summer of 2009, to be followed by an MAA submission to the European Medicines Agency (EMEA) around the end of 2009.

•	Results from the CAPACITY studies will be presented in an oral late-breaker session at 3:35 p.m. PDT on May 19 at the International Conference of the American Thoracic Society (ATS) in San Diego.

ITMN-191:

•	On January 12, InterMune announced top-line results from a 14-day, Phase 1b study of ITMN-191 in combination with Pegasys® (peginterferon alfa-2a) and Copegus® (ribavirin).

•

After 14 days of triple combination therapy, the median change in HCV RNA from baseline exceeded 5 log10 in five of the six dosage cohorts, and was -5.4 log10 and -5.7 log10 in the best performing q12h and q8h cohorts, respectively. ITMN-191 delivered viral kinetic performance that is comparable to the best results reported to date for other protease inhibitors in similar experiments.

•	There was no evidence of viral rebound during ITMN-191 treatment in any cohort.

•

On April 24, InterMune reported that data from the triple combination study had informed the dose selection for the Phase 2b program of ITMN-191. The Phase 2b trial, expected to begin in the summer of 2009, will study both q12h regimens (600mg and 900mg q12h) and a q8h regimen (300mg q8h) and both 12-week and 24-week treatment durations.

•

At the Annual Meeting of the European Association for the Study of the Liver (EASL) in late April, InterMune, Roche and Pharmasset, Inc. reported top-line results from the novel Phase 1 INFORM-1 clinical trial evaluating ITMN-191 in combination with nucleoside polymerase inhibitor R7128 but no interferon or ribavirin in patients with HCV infection. Data from the first four dosage cohorts of the study were as follows:

•

The combination resulted in sustained viral load reductions over the dosing period in all cohorts. Seventy percent (70%) of patients in the last two dosage cohorts had levels of virus in their blood below the limit of quantification by the diagnostic assay at day 14, and 33% of these patients had no detectable virus in their blood at day 14.

•	Patients receiving the combination of ITMN-191 and R7128 for 14 days experienced a median reduction in viral levels of -4.8 to -5.2 Log10 IU/mL in the last two cohorts tested.

•

In the early low-dose groups, after only three days of dosing, the mean reduction in viral load levels was 0.6 log10 greater with combination treatment (-2.9) compared to the performance of the individual compounds when given as monotherapy (-0.46 and -1.84 for R7128 and R7227, respectively).

•

The combination was well tolerated over 14 days, with no treatment-related serious adverse events (SAEs), dose reductions or discontinuations. Pharmacokinetic analysis confirmed that there were no drug-drug interactions between the compounds.

•

On April 21, InterMune reported that based on these promising early results, the INFORM-1 study had been expanded to explore the interferon-free regimen in treatment-experienced patients; both treatment failures and null-responder HCV patients and would include twice-daily dosing of ITMN-191 and significantly higher total daily doses (600mg and 900mg twice daily) than those explored in the first four patient cohorts of INFORM-1.

Financial; Further Strengthening the Balance Sheet

•

On February 19, 2009, InterMune completed a follow-on public offering of 4,025,000 shares of common stock, including the underwriters’over-allotment, at an offer price of $16.35 per share. Net proceeds to InterMune were approximately $63.4 million after deduction of underwriting fees and other related expenses.

•

On April 3, 2009, InterMune reported that it would retire approximately $32.3 million of its .25% Convertible Senior Notes due 2011 by exchanging Notes held by certain of its debt holders for shares of the company’s common stock. A total of approximately 2.1 million shares of common stock have been issued in connection with the transaction.

2009 Key Project Guidance

The company provided the following guidance on its key development projects, pirfenidone and ITMN-191.

PIRFENIDONE

Milestones and Key Events	Expected Date
• Presentation of CAPACITY results at ATS	May 19
• Submission of pirfenidone NDA to FDA	Summer
• Submission of pirfenidone MAA to EMEA	Year-End

ITMN-191

Milestones and Key Events	Expected Date
• Phase 2b initiation by Roche ($20 million payment to InterMune)	Summer 2009
• Presentation of additional cohorts of INFORM-1 at AASLD	Q4, 2009 *
• Rapid Viral Response (RVR) data from Phase 2b (12-week regimen)	Q4’09 or Q1’10

*	Subject to acceptance of scientific abstract

Guidance for 2009 Revenue and Expenses

The company reiterated its 2009 financial guidance for revenue and operating expenses initially provided on February 26, 2009.

Revenue

Revenue for 2009, including Actimmune® and anticipated milestone payments from Roche, is expected to be in a range of approximately $40 to $50 million. Actimmune revenue represents approximately 50% of this revenue range.

Operating Expenses

R&D expense is anticipated to be in a range of approximately $90 to $100 million, net of development cost reimbursements under the Roche collaboration. Of this amount, approximately 60% is attributed to pirfenidone which includes expenses for CAPACITY, RECAP, the preparation and support of NDA and MAA submissions and manufacturing.

Approximately 35% of the R&D expense is attributed to the company’s one-third share of all development expenses incurred by the collaboration with Roche on ITMN-191. The balance of 2009 R&D expense is related to the advancement of a named pirfenidone analog compound, ITMN-520, toward an expected IND filing in mid-2010.

G&A expense is anticipated to be in a range of approximately $35 to $40 million. The G&A guidance range includes approximately $5.0 million of various pirfenidone pre-marketing costs and a similar amount in legal fees associated with a DOJ action against a former InterMune executive covered by an indemnification agreement.

Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EDT to discuss its financial results for the first quarter 2009, its forward-looking financial guidance and its clinical development programs. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 973-200-3372 (international), conference ID# 95970767. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available approximately three hours after the call. The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 95970767. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which a Phase 3 program in patients with IPF (CAPACITY) has been completed and the compound is currently in the pre-registration stage. The company also has a research program focused on a pirfenidone analog named ITMN-520. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at Roche) expected to enter Phase 2b in the summer of 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. The top-line efficacy, safety and tolerability data for pirfenidone reported in this press release are from analyses of the highest areas of interest to the company based on the prior clinical experience with pirfenidone in IPF patients. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon this data, in combination with the other efficacy and safety results the company currently intends to submit in support of its NDA and MAA filings. Further analyses of the CAPACITY results will be conducted in the future and additional observations may be made which may lead to material change in the company’s current regulatory strategy for pirfenidone, including a decision by the company not to proceed with either or both of its regulatory submissions in the United States and Europe. These analyses and observations will be included in a presentation of the CAPACITY data that the company expects to make at the American Thoracic Society (ATS) in the second quarter of 2009, and/or in a scientific publication.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 16, 2009 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone differ in some respects from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone and there can be no assurance that the U.S. or European regulatory authorities will approve the use of pirfenidone for the treatment of IPF; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® is a registered trademark of InterMune, Inc. Pegasys® and Copegus® are registered trademarks of Roche.

Financial tables follow

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	Mar 31
	2009	2008*
Revenue, net
Actimmune	$6,032	$8,496
Collaboration revenue	818	818

Total revenue, net	6,850	9,314
Costs and expenses:
Cost of goods sold	2,858	3,186
Research and development	24,427	27,181
General and administrative	8,476	7,467
Acquired research and development milestone	13,500	—
Restructuring charges	613	—

Total costs and expenses	49,874	37,834

Loss from operations	(43,024)	(28,520)

Interest income	669	2,160
Interest expense	(2,733)	(3,439)
Other income (expense)	5,270	281

Loss from continuing operations before income taxes	(39,818)	(29,518)
Income tax expense/(benefit)	2,194	(325)

Loss from continuing operations	(42,012)	(29,193)
Discontinued operations:
Income (loss) from discontinued operations	—	78

Net loss	$(42,012)	$(29,115)

Basic and diluted loss per share:
Continuing operations	$(1.03)	$(0.75)
Discontinued operations	—	—

Net loss per share	$(1.03)	$(0.75)

Shares used in computing basic and diluted net loss per share	40,926	38,874

*	As adjusted due to the implementation of FSP APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)"

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2009	December 31, 2008*
Cash, cash equivalents and available-for-sale securities	$175,152	$154,713
Other assets	18,051	17,097

Total assets	$193,203	$171,810

Total other liabilities	$37,405	$40,443
Liability under government settlement	19,256	23,665
Deferred collaboration revenue	62,171	62,989
Convertible senior notes	170,000	170,000
Debt discount	(13,347)	(14,916)
Stockholders’ deficit	(82,282)	(110,371)

Total liabilities and stockholders’ deficit	$193,203	$171,810

*	As adjusted due to the implementation of FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

# # #